Exhibit 99

FOR IMMEDIATE RELEASE

December 15, 2014

THE EASTERN COMPANY ACQUIRES ASSETS AND BUSINESS OF ARGO TRANSDATA

Naugatuck, CT – The Eastern Company (NASDAQ-EML) today announced that it has completed the acquisition of the Assets and Business of Argo Transdata located in Clinton, Connecticut.  Argo is a manufacturer and supplier of printed circuit board assemblies used in medical devices, measurement and control equipment and in many other industrial products and has been operating successfully since 1969.  The terms of the transaction were not disclosed. The acquisition will increase sales by approximately 4% and will be accretive to Eastern earnings.

Mr. Leonard F. Leganza, Chairman, President and CEO stated: “The acquisition of Argo by Eastern, as have several other acquisitions, will also be an excellent addition for The Eastern Company. Argo’s business, like that of Eastern, is as a manufacturer of components that, in most cases, are found and used in products made by Original Equipment Manufacturers. In addition, this business represents a new initiative and further diversification of Eastern’s markets and security segments. Its operations will become part of our Security Products Group which utilizes printed circuit boards in several of its products. We plan to expand this business in the coming years both organically and through acquisitions of similar and technologically related companies.”

Mr. John Hughes, the outgoing President of Argo, stated, “We are delighted that Eastern will be taking over the Argo business.  Eastern shares our strong focus on product quality and customer service that have been the hallmarks of our business since its inception in 1969. I believe that Argo’s customers and its employees will be in good hands with The Eastern Company.”

The Eastern Company is a 156-year old manufacturer of industrial hardware, security products and metal castings.  It operates from eleven locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:                 Leonard F. Leganza or John L. Sullivan III
(203) 729-2255